UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On May 19, 2015, at the 8th Annual Wolfe Research Global Transportation Conference, Tammy Romo, Senior Vice President Finance and Chief Financial Officer, of Southwest Airlines Co. (the “Company”), provided the following updates on the Company’s financial and operational trends:

•	The Company expects second quarter 2015 passenger revenues per available seat mile (passenger unit revenues) to decline approximately three percent, compared with second quarter 2014.

•
Based on existing fuel derivative contracts and market prices as of May 18, 2015, the Company expects its second quarter 2015 economic fuel costs to be approximately $2.10 per gallon, and its fuel cost savings for full year 2015 to be in the $1.2 billion to $1.3 billion range, compared with 2014.

•
Excluding fuel and oil expense, profitsharing, and special items, the Company currently expects its second quarter 2015 operating expenses per available seat mile (unit costs) to decrease in the one to two percent range, compared with second quarter 2014, and full year 2015 unit costs to decrease approximately two percent, compared with 2014.

•
The Company has finalized its 2015 available seat mile (capacity) plans and recently published its flight schedule out through January 4, 2016. With the additional two gates acquired at Dallas Love Field and plans to expand international service at the new terminal at Houston Hobby, the Company’s full year 2015 capacity growth is estimated to increase in the seven to eight percent range, year-over-year.

•
For 2016, the Company expects its capacity to increase in the six to seven percent range, year-over-year, with the vast majority of that increase resulting from the full year effect of the Company’s 2015 capacity growth.

Ms. Romo communicated the Company’s expectations for another record earnings performance in second quarter 2015, and another year of strong earnings in 2015 with a goal to exceed 2014’s outstanding pre-tax return on invested capital, excluding special items.

Ms. Romo also announced that the Company initiated its share repurchases under its current $1.5 billion share repurchase authorization by executing a $300 million accelerated share repurchase (ASR) program on May 14, 2015. The Company will receive approximately 75 percent of the shares expected to be purchased under the ASR program on June 4, 2015.

An audio webcast of Ms. Romo’s remarks is available on the Company’s website at
http://southwest.investorroom.com, in the Events section.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, and include statements about, the Company’s estimates, expectations, beliefs, intentions, and strategies for the future, and are not guarantees of future performance. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include without limitation statements related to (i) the Company’s financial outlook, plans, expectations, goals, and projected results of operations and (ii) the Company’s growth plans and opportunities, including the Company’s network and capacity plans and opportunities and its related expectations. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company’s services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors

(including, without limitation, pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company’s business decisions, plans, and strategies; (iii) the Company’s dependence on third parties; (iv) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the Company’s ability to timely and effectively prioritize its strategic initiatives and related expenditures; (vi) the impact of governmental regulations and other actions related to the Company’s operations; (vii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

The information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

May 19, 2015	By	/s/ Tammy Romo

Tammy Romo
Senior Vice President Finance & Chief Financial Officer
(Principal Financial and Accounting Officer)